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Yellowstone Communications &Affilates

U.S. Congressman Daines calls SMC a world-class operation

SCN photo by Marlo Pronovost

U.S. Congressman Steve Daines (middle) gets a close-up look at the Stillwater Mining Company’s Base Metal Refinery and Analytical Laboratory facility Tuesday. To the right is Dave Shuck, the vice president/general manager of the lab.

By Marlo Pronovost

SCN Reporter

By Marlo Pronovost

SCN Reporter

U.S. Congressman Steve Daines liked what he saw and heard Tuesday morning at the Stillwater Mining Company Metallurgical Complex in Columbus.

After a fairly technical presentation regarding what takes place at the facility, as well as a tour, Daines called the operation a world-class business that was affording Montanans the ability to stay in the Treasure State and raise families, thanks to the job market created by Stillwater Mining Company (SMC).

“You’ve captured that here,” said Daines, who holds a degree in chemical engineering.

During the educational presentation, Greg Roset, the general manager/vice president of the smelter, spoke about the extreme heat temperatures used in the furnaces to liquify substances.

“The metallurgic term for it is ‘toasty’,” Roset joked.

“That’s the first thing you’ve said that I’ve understood,” responded Daines, drawing laughter from the assembled group.

The freshman representative noted the fact that SMC runs the Nye mine and East Boulder mine in an active, environmentally responsible manner that has maintained the pristine beauty of both areas is something Daines said is important. And the Bozeman native spoke from experience, having spent a good deal of time in Beartooths and Stillwater Valley growing up.’s success as an industry leader is important “global stewardship.”

In addition to being the only U.S. producer of palladium and platinum, SMC is the biggest producer of platinum group metals (PGMs) with the exception of South Africa and Russia. The company is responsible for 12.5 percent of the spent automotive catalysts recycling business worldwide. In 2012, the company paid roughly $14 million in taxes in Montana -- $2.6 million of which went to Stillwater County for property taxes.

Last year’s payroll totalled $167 million with employment numbers scheduled to rise 30 percent by the end of 2013, said CEO Frank McAllister who attended Tuesday’s tour.

In response to a question from Daines, McAllister said the reserves are estimated to run out in 40 years. However, that does not include new ground being mined in three major projects.

The company is in the midst of an attempted hostile take-over of the Board of Directors by the New York-based Clinton Group hedge fund and former Montana governor Brian Schweitzer. That group is asking shareholders to vote out the current board based on what it contends are business decisions that have eroded stock value and focused away from the PGM mainstay, as well as the pay of board members. SMC contends the Clinton Group has no experience in PGM mining and is either unaware of or does not understand the business decisions at issue.

Daines also said SMC

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1973 – Johns-Manville Corporation geologists discovers the Stillwater Platinum Group Elements (PGE) Zone which later becomes known as the J-M Reef
1979 – A partnership between a Johns-Manville Corporation subsidiary & Chevron USA is formed
1982 – Exploration work & development of the Minneapolis Adit (5150 level) in the Stillwater River Valley
1985 – Environmental Impact Statement completed for the Stillwater Mine
1986 – Production begins at the Stillwater Mine
1990 – Smelter commissioned – 30 tons per day capacity
1992 – Stillwater Mining Company incorporated in the state of Delaware
1993 – Chevron & Manville complete transfer assets, liabilities, & operations to Stillwater Mining Company
1994 – Stillwater Mining Company completes initial public stock offering (NYSE: SWC)
1995 – Begin construction of the 1,950-foot shaft project at Stillwater Mine (commissioned in 1996)
1996 – Base Metals Refinery commissioned
1997 – Sampling facility commissioned and recycling begins at the Columbus Metallurgical Complex
1997 – Work on East Boulder project begins
1998 – Paste backfill plant commissioned at the Stillwater Mine
1998 – Tunnel boring machine placed into operation at the East Boulder Mine
1999 – New smelter commissioned – 100 tons per day capacity
1999 – Development of the East Boulder Mine begins
2000 – Hertzler tailings impoundment commissioned at the Stillwater Mine
2002 – Production begins at the East Boulder Mine
2003 – Complete a stock purchase transaction with MMC Norilsk Nickel, resulting in a subsidiary of Norilsk becoming a majority shareholder of Stillwater Mining Company
2009 – Second furnace commissioned – 150 tons per day capacity
2010 – Recycling/sampling plant expansion complete
2010 – Blitz and Graham Creek development projects begins
2010 – Acquisition of Marathon PGM-Copper Project in Ontario, Canada
2010 – MMC Norilsk Nickel sells entire interest in Stillwater Mining Company to institutional investors through a secondary stock offering
2011 – Kiruna electric trucks commissioned at the Stillwater Mine
2011 – Sampling/X-ray definition automated assay laboratory commissioned at Columbus Metallurgical Complex for recycling business
2011 – Stillwater Mining Company listed on the Toronto Stock Exchange (TSX: SWC.U)
2011 – Acquisition of Peregrine Metals Ltd., including the Altar porphyry copper-gold deposit located in the San Juan province of Argentina
2012 – TBM Blitz Project commences at Nye mine
2012 – (Jan. 21.) SMC reports record earnings of $144.3 million (or $1.30 per diluted share) for 2011
2012 – (March 28)SMC and Mitsubishi enter into agreement for development of Marathon Project in Canada
2012 – (Aug. 8) SMC provides Altar Project Exploration Update (Argentina)
2012 – (Aug. 30) SMC announces appointment of Gary Sugar to Board of Directors
2012 – (Nov. 28) SMC announces appointment of George M. Bee to Board of Directors
2012 – (Dec. 21) SMC acknowledges reciept of shareholder letter from the Clinton Group, Inc.